Exhibit 99.1

Lifetime Brands, Inc. Announces Results of 2026 Annual Meeting
Declares Dividend to be Paid August 14, 2026

GARDEN CITY, N.Y., June 22, 2026 (GLOBE NEWSWIRE) -- Lifetime Brands, Inc. (Nasdaq: LCUT), a leading global provider of branded kitchenware, tableware and other products used in the home, announced the results of the votes taken at the Company’s 2026 Annual Meeting of Stockholders held Thursday, June 18, 2026.

The stockholders elected the following directors to serve until the next Annual Meeting of Stockholders:

Jeffrey Siegel	Chairman of the Board
Robert B. Kay	Chief Executive Officer, Lifetime Brands, Inc.
Jeffrey H. Evans	Former Executive Vice President, Entertainment, Toys, and Seasonal, Walmart U.S.
Rachael A. Jarosh	Former President and Chief Executive Officer, Enactus
Cherrie Nanninga	Partner, Real Estate Solutions Group, LLC
Bruce G. Pollack	Managing Partner, Centre Partners Management, LLC
Michael J. Regan	Retired Certified Public Accountant
Michael Schnabel	Senior Partner, Centre Partners Management, LLC
Daniel Siegel	President, Lifetime Brands, Inc.

In addition, stockholders ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026.
On a non-binding advisory basis, stockholders approved the 2025 compensation of the Company’s named executive officers.
The stockholders also approved an amendment and restatement of the Company’s Amended and Restated 2000 Long-Term Incentive Plan.
Separately, on Thursday, June 18, 2026, Lifetime’s Board of Directors declared a quarterly cash dividend of $0.0425 per share payable on August 14, 2026 to stockholders of record at the close of business on July 31, 2026.

Lifetime Brands, Inc.

Lifetime Brands is a leading global designer, developer and marketer of a broad range of branded consumer products used in the home. The Company markets its products under well-known kitchenware brands, including Farberware®, KitchenAid®, Sabatier®, Amco Houseworks®, Chef’n® Chicago™ Metallic, Copco®, Fred® & Friends, Houdini™, KitchenCraft®, Kamenstein®, La Cafetière®, MasterClass®, Misto®, Swing-A-Way®, Taylor® Kitchen, Rabbit®, and Dolly®; respected tableware and giftware brands, including Mikasa®, Pfaltzgraff®, Fitz and Floyd®, Empire Silver™, Gorham®, International® Silver, Towle® Silversmiths, Wallace®, Wilton Armetale®, V&A®, Royal Botanic Gardens Kew®, Year & Day®, Dolly®, Royal Leerdam®, and ONIS®; and valued home solutions brands, including BUILT NY®, S’well®, Taylor® Bath, Taylor® Kitchen, Taylor® Weather, Elements®, Planet Box®, and Dolly®. The Company also provides exclusive private label products to leading retailers worldwide.

The Company’s corporate website is www.lifetimebrands.com.

Contacts:

Lifetime Brands, Inc.
Laurence Winoker, Chief Financial Officer
516-203-3590
investor.relations@lifetimebrands.com

or

MZ North America
Shannon Devine
Main: 203-741-8811
LCUT@mzgroup.us
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